Exhibit 11.1


                   COMPUTATION OF PER COMMON SHARE NET INCOME


                                              THREE MONTHS ENDED                 NINE  MONTHS ENDED
                                                  SEPTEMBER 30,                     SEPTEMBER 30,
                                             1997             1996              1997               1996
                                        ------------       -----------      ------------       -----------
Earnings per share - Primary:


Weighted average of common
    shares outstanding:                   20,463,124        15,001,295        19,033,322        13,877,824

Common share equivalent;
    options and warrants:                    308,996            50,187           233,653            45,959

Common share equivalents; Excel
    Realty Partners, L.P. units:           1,404,810                --           692,645                --
                                        ------------       -----------      ------------       -----------

Weighted average of common
    shares and common share
    equivalents outstanding:              22,176,930        15,051,482        19,959,620        13,923,783
                                        ============       ===========      ============       ===========


Net income:                             $ 12,646,000       $ 6,899,000      $ 34,147,000       $16,851,000

Preferred stock distribution paid:        (2,444,000)               --        (6,354,000)               --

Adjustments to net income for
    common share equivalents                 343,000                --           413,000                --
                                        ------------       -----------      ------------       -----------

Adjusted net income for per share
    calculation:                        $ 10,545,000       $ 6,899,000      $ 28,206,000       $16,851,000
                                        ============       ===========      ============       ===========

Net income per share                    $       0.48       $      0.46      $       1.41       $      1.21
                                        ============       ===========      ============       ===========



Note: The fully dilutive calculation for earnings per share is not significantly different from the primary calculation above.